Exhibit 10.13

BARKBOX, INC.

BARKRETAIL, LLC

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of October 12, 2017, by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and BARKBOX, INC., a Delaware corporation (“Barkbox”) and BARKRETAIL, LLC, a Delaware limited liability company (“Barkretail”; Barkbox, Barkretail and any other Person who joins this Agreement as a “Borrower” in accordance with the terms hereof are sometimes referred to, individually, as a “Borrower” and, collectively, as the “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower’s Books relating to any of the foregoing.

“Accounts Component” means an amount up to sixty percent (60%) of Eligible Accounts from Accounts that are not included in the calculation of the Subscription Revenue Component, increasing to eighty percent (80%) of such Eligible Accounts upon completion of a Collateral audit with results acceptable to Bank, which audit shall include at least three (3) months of accounts receivable analysis of Accounts owing by Target Corporation or its Affiliates.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the sum of (a) the Subscription Revenue Component plus (b) the Accounts Component.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Collateral Account” has the meaning set forth in the Schedule of Exceptions.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line not to exceed Three Million Dollars ($3,000,000).

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the founders or holders of preferred stock of Barkbox as of the Closing Date, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, use of the Cash Management Sublimit or International Sublimit, and any other extension of credit by Bank for the benefit of a Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means, for any period, net income plus, to the extent deducted in the calculation of net income, expenses on account of depreciation, interest, taxes, amortization, noncash expenses (including stock-based compensation), and extraordinary expenses for such period incurred to grow the Borrower’s business, provided that Borrower believes in good faith that such expenses will generate positive EBITDA during the term of this Agreement and that the amount added back on account of such extraordinary expenses shall not exceed an amount reserved for such expenses in the budget covering such period, which budget has been approved by Barkbox’s board of directors and has been delivered to and is acceptable to Bank.

“Eligible Accounts” means those Accounts that (i) arise in the ordinary course of a Borrower’s business, and (ii) that generate Revenues, to the extent such Revenues are not included in the calculation of the Subscription Revenue Component; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to a Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b) Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

(d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e) Prebillings (unless such amounts that are prebilled are nonrefundable), prepaid deposits, retention billings, or progress billings;

(f) Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(g) Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada, except for Eligible Foreign Accounts;

(h) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(i) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to a Borrower;

(j) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank (provided that, in respect of Accounts owing by Target Corporation or its Affiliates, the Concentration Limit shall be one hundred percent (100%) from the Closing Date through March 31, 2018, and fifty percent (50%) thereafter;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l) Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Eligible Subscription Revenue” is the total amount of Monthly Recurring Revenue, less refunds and chargebacks, provided that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment if the results of a collateral audit in accordance with Section 6.4 are materially adverse, such revisions to be made upon notification to, and in consultation with, Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Subscription Revenue shall not include revenue from subscriptions that the customer thereunder has failed to pay to Borrower within ninety (90) days from the invoice date without consent from Bank.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Reserve Percentage” is defined in Section 2.1(a)(iv)(2) hereof.

“FX Amount” is defined in Section 2.1(a)(iv)(2) hereof.

“FX Contracts” are defined in Section 2.1(a)(iv)(2) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations with respect to the foregoing types of Indebtedness described in clauses (a) through (c) above.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, all licenses or other rights to use any of the Copyrights, Patents or Trademarks; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line not to exceed One Million Dollars ($1,000,000).

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(a)(iv)(1) hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes, documents or instruments executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time, other than the any warrants with respect to equity securities of a Borrower issued to Bank or any of its Affiliates.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, or condition (financial or otherwise) of the Borrowers (taken as a whole) or (ii) the ability of the Borrowers (taken as a whole) to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Monthly Recurring Revenue” means with respect to any calendar month, Revenue recognized during such period from Borrowers’ BarkBox, Barkclub or other subscription Revenues.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Revenue Retention Rate” means as of the last day of a month, the ratio, expressed as a percentage, of (x) three times the Eligible Subscription Revenue as of the last day of the most recently completed month, to (y) the immediately prior trailing 3-month Eligible Subscription Revenue, tested monthly.

“Net RRR Condition” means the Net Revenue Retention Rate, measured as of the last day of the prior calendar month, is (i) at least eighty percent (80%), if such prior calendar month is either February, March or April and (ii) in all other months, at least ninety percent (90%).

“Nonformula Line” means Five Million Dollars ($5,000,000) from the Closing Date through March 31, 2018, provided that Borrowers may elect to extend the Nonformula Line through September 30, 2018, as long as, prior to March 31, 2018, either (i) Borrowers on a consolidated basis have generated a positive amount of at least $1,000,000 in EBITDA on a trailing six month basis from the Closing Date or (ii) Barkbox has received at least $20,000,000 of gross proceeds after the Closing Date from the sale or issuance of its equity securities. After March 31, 2018 (or September 30, 2018, if extended), the Nonformula Line shall be equal to Zero Dollars ($0).

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

“Permitted Acquisition” means a transaction in which a Borrower merges or consolidates, or permits any of its Subsidiaries to merge or consolidate, with any other Person, or acquires, or permits any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (an “Acquisition), provided that (a) the Person acquired is in the Borrowers’ current or adjacent line of business; (b) such Acquisition is non-hostile in nature; (c) no Event of Default has occurred and is continuing or would exist immediately after giving effect to such Acquisition; (d) Borrower is in pro-forma compliance with all covenants of this Agreement before and after giving effect to such Acquisition; (e) in the case of a merger or consolidation involving a Borrower, a Borrower is the surviving legal entity and (f) the consideration consists of equity securities and/or cash in an amount no greater than Three Million Dollars ($3,000,000) per fiscal year.

“Permitted Indebtedness” means:

(a) Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness (including capital lease obligations) secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $500,000 in the aggregate at any given time;

(d) Indebtedness composing Permitted Investments

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Subordinated Debt, including Subordinated Debt from institutional investors;

(g) Indebtedness incurred in the ordinary course of business under American Express credit cards, not to exceed $1,500,000 in the aggregate at any one time outstanding;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(i) other unsecured Indebtedness in an aggregate amount not to exceed $150,000 in any fiscal year.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts;

(c) Investments by one Borrower in another Borrower;

(d) Investments required to capitalize a newly formed domestic Subsidiary not in the nature of Permitted Acquisitions that becomes a Borrower, subject to receipt by Bank within forty five (45) after the capitalization thereof of such joinders, financing statements, control agreements, certificates, and other documents in form and substance acceptable to Bank and reasonably requested by Bank;

(e) Permitted Acquisitions;

(f) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Barkbox’s Board of Directors;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(k) Investments in non-subsidiary joint ventures, strategic alliances, minority investments and similar arrangements customary in the ordinary course of Borrowers’ corporate development strategy; and

(l) Other Investments in the aggregate amount at any one time outstanding of up to One Million Dollars ($1,000,000).

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics, credit card and payment processors and materialmen) and other similar Liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with generally accepted accounting principles;

(e) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under this Agreement,

(f) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrowers;

(g) deposits to secure the performance of bids, trade contracts (other than Indebtedness) and leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(h) Liens on equipment existing at the time such equipment is purchased or otherwise acquired by a Borrower;

(i) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (h) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (i) the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time and (ii) four and one quarter percent (4.25%) per year. Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revenue” means revenue, as determined in accordance with GAAP, consistently applied.

“Revolving Facility” means the facility under which a Borrower may request Credit Extensions from Bank, as specified in Section 2.1 hereof.

“Revolving Line” means aggregate Credit Extensions of up to Thirty Five Million Dollars ($35,000,000).

“Revolving Maturity Date” means the third anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank), pursuant to a customary subordination agreement in form and substance satisfactory to Bank.

“Subscription Revenue Component” means the product derived by multiplying (i) the Net Revenue Retention Rate (which shall not exceed eighty percent (80%)) by (ii) three times the current month’s Eligible Subscription Revenue as of the last day of the most recently completed month, as determined in good faith by Bank with reference to the most recent Borrowing Base Certificate delivered by a Borrower.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrowers promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to a Borrower hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Nonformula Facility. Subject to and upon the terms and conditions of this Agreement, a Borrower may request Advances in an aggregate outstanding amount not to exceed the Nonformula Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the reduction of the Nonformula Line to Zero Dollars ($0), at which time all Advances made under this Section 2.1(a) shall be deemed outstanding as if made under Section 2.1(b), notwithstanding anything in Section 3.2 to the contrary. A Borrower may prepay any Advances without penalty or premium. Whenever a Borrower desires an Advance, such Borrower will notify Bank no later than 3:00 p.m. Pacific Time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from such Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations that have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances to the requesting Borrower’s deposit account with Bank.

(b) Formula Advances.

(i) Subject to and upon the terms and conditions of this Agreement, a Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate credit limit of products or services requested by Borrower and issued by Bank under the Cash Management Sublimit and International Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances shall be immediately due and payable. A Borrower may prepay any Advances without penalty or premium.

(ii) Whenever a Borrower desires an Advance, such Borrower will notify Bank no later than 3:00 p.m. Pacific Time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from such Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations that have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances to the requesting Borrower’s deposit account with Bank.

(iii) Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Revolving Line and the Borrowing Base, a Borrower may request cash management services which may include letters of credit, foreign exchange, merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that (i) the total amount of the Cash Management Services shall not exceed the Cash Management Sublimit, , and (ii) availability under the Revolving Line shall be reduced by the aggregate credit limit of products or services requested by a Borrower and issued by Bank under such Cash Management Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(iv) International Sublimit.

(1) Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank shall issue letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, (i) the aggregate outstanding face amount of all Letters of Credit shall not exceed the International Sublimit less the FX Amount (as defined below) outstanding, and (ii) for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which each Borrower shall execute, including Bank’s standard fees. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(2) Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that a Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrowers may request Bank to enter into FX Contracts with a Borrower due not later than the Revolving Maturity Date. Borrowers shall pay any standard issuance and other fees that Bank notifies a Borrower will be charged for issuing and processing FX Contracts for such Borrower. The FX Amount shall at all times be equal to or less than the Cash Management Sublimit less the face amount of all outstanding Cash Management Services and Letters of Credit, and availability under the Revolving Line shall be reduced by the FX Amount. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between a Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(3) Cash Collateral. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations under the International Sublimit on terms reasonably acceptable to Bank.

2.2 Overadvances.

(a) If the aggregate amount of the outstanding Credit Extensions exceeds Thirty Five Million Dollars ($35,000,000) at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

(b) If the sum of (i) the aggregate amount of the outstanding Advances plus the (ii) aggregate credit limit of products or services requested by Borrowers and issued by Bank under the Cash Management Sublimit and International Sublimit exceeds the lesser of (x) the Revolving Line and (y) the sum of the Borrowing Base plus, the Nonformula Line as of such date, at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

(c) If the Net RRR Condition is not satisfied as of the date that a Borrowing Base Certificate is required to be delivered pursuant to Section 6.3(a), and the aggregate amount of Advances then outstanding under the Subscription Revenue Component of the Borrowing Base exceeds the Subscription Revenue Component as of such date, calculated (i) using the Net Revenue Retention Rate as of the last day of the prior calendar month to determine the Subscription Revenue Component, and (ii) after allocating the maximum amount of such Advances to the Accounts Component of the Borrowing Base that would not result in an overadvance under Section 2.2(b), Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half percent (0.5%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Collections; Cash Collateral Account. This Section 2.5 shall be effective beginning 60 days after the Closing Date. Bank shall have the exclusive right to receive all payments made by or on behalf of Account Debtors on all Accounts. All proceeds of Accounts shall be deposited into a dominion account (the “Cash Collateral Account”) with Bank, pursuant to the terms of such agreement as Bank shall reasonably request from time to time (the “Cash Collateral Account Agreement”), and during the existence of an Event of Default, a Borrower will not have access to the Cash Collateral Account. Within one Business Day after clearance of any checks, Bank shall credit all amounts paid into the Cash Collateral Account to Borrower’s operating account maintained at Bank (unless an Event of Default has occurred and is continuing, then Bank shall first credit all amounts paid into the Cash Collateral Account against any amounts outstanding pertaining to any Revolving Advances). If an Event of Default has occurred and is continuing, Bank may, in its sole but reasonable discretion, send requests for verification of Accounts or notify a Borrower’s account debtors of the assignment of such Accounts to Bank, and take such other actions as set forth in the Cash Collateral Account Agreement. Notwithstanding Section 8.2(a) of the Agreement, a Borrower’s failure to comply with any of the foregoing shall constitute an immediate Event of Default without any applicable cure period.

2.6 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. A facility fee equal to 0.25% of the Revolving Line, on the Closing Date and on each anniversary thereto, which shall be nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including attorneys’ fees and expenses, as and when they are incurred by Bank.

2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

2.8 Reduction of Revolving Line. Borrowers may reduce the Revolving Line in whole or in part at any time, without payment of any penalty or premium, by written notice to Bank specifying the amount of such reduction and the requested effective date of such reduction, which shall be at least thirty (30) days after the date of such notice.

2.9 Extension of Maturity. Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date as stated in this Agreement.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following, or as applicable, the following conditions shall be met:

(a) this Agreement;

(b) a certificate of an officer of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement for each Borrower;

(d) a warrant to purchase stock;

(e) an agreement to provide insurance;

(f) [reserved];

(g) landlord waivers and bailee waivers;

(h) payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;

(i) current consolidated financial statements of Barkbox;

(j) an audit of the Collateral and subscription revenue, the results of which shall be satisfactory to Bank;

(k) Borrower shall maintain at least $7,500,000 in unrestricted cash at Bank; and

(l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Revolving Advance Request Form as provided in Section 2.1;

(b) if Borrowers are requesting an Advance under the Subscription Revenue Component of the Borrowing Base, the Net RRR Condition shall have been satisfied; and

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by such Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify a Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Such Borrower is duly existing under the laws of its state of incorporation or formation, as applicable, and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound. Such Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Such Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Subscription Revenue. The Eligible Subscription Revenues are derived from bona fide existing terms of service with customers.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for (i) Inventory for which adequate reserves have been made and (ii) up to $100,000 per year for Inventory for which no such reserves have been made.

5.6 Intellectual Property. Each Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by such Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any material part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, no Borrower is not a party to, or bound by, any material Intellectual Property agreement that restricts the grant by such Borrower of a security interest in Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, such Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of such Borrower is located at the address indicated in Section 10 hereof. Except as permitted under Section 7.10, all of such Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against such Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated financial statements related to such Borrower and any Subsidiary that Bank has received from such Borrower fairly present in all material respects such Borrower’s financial condition as of the date thereof and such Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of such Borrower since December 31, 2016.

5.10 Solvency, Payment of Debts. The Borrowers, taken as a whole, are solvent and able to pay their debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Such Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from such Borrower’s failure to comply with ERISA that could result in such Borrower’s incurring any material liability. Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Such Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Such Borrower has complied with all the provisions of the Federal Fair Labor Standards Act and the Health Insurance Portability and Accountability Act of 1996. Such Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. None of such Borrower, any of its Subsidiaries, or any of such Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of such Borrower, any of its Subsidiaries, or to the knowledge of such Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.12 Environmental Condition. None of such Borrower’s or any Subsidiary’s properties or assets has ever been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of such Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such Borrower or any Subsidiary; and neither such Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Such Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14 Securities. Such Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Such Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16 Accounts. Except as permitted pursuant to Section 6.8 and subject to the post-closing time frames set forth in Section 2.5, none of such Borrower’s nor any Subsidiary’s investment property maintained in a securities account or deposit account is maintained or invested with a Person other than Bank.

5.17 Full Disclosure. No representation, warranty or other statement made by such Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made.

6. AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1 Good Standing. Such Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Such Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Such Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Such Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Such Borrower shall deliver the following to Bank:

(a) as soon as available, but in any event within thirty (30) days after the last day of each month, (i) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, including Eligible Subscription Revenue and Net Revenue Retention Rate calculations, together with (ii) aged listings of accounts receivable and accounts payable, (iii) a subscription revenue report and a renewable rate report each in substantially the form presented to Bank as of the Closing Date;

(b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(c) as soon as available, but in any event within one hundred eighty (180) days after the end of Barkbox’s fiscal year, commencing with the fiscal year ending December 31, 2017, audited consolidated financial statements of Barkbox prepared in accordance with GAAP, consistently applied, together with an unqualified opinion, other than (i) any qualification arising as a result of the Obligations being characterized as short term debt, or (ii) other going concern qualification, on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(d) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the (i) beginning of each fiscal year and (ii) end of the second fiscal quarter, the Borrowers’ rolling twelve (12) month forecast in form then used by Borrowers’ for their internal financial planning;

(e) as soon as available, but in any event no later than sixty (60) days following the beginning of each fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements), for such fiscal year, presented in a monthly format, in form and substance reasonably acceptable to Bank, and including the same details with respect to budgeted capital expenditures as set forth in the budget delivered to Bank as of the Closing Date;

(f) copies of all material statements, reports and notices sent or made available generally on a periodic basis by a Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against a Borrower or any Subsidiary that could reasonably be expected result in damages to Borrower or any Subsidiary in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Effect; and

(h) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

6.4 Audits. Bank shall have a right from time to time hereafter to audit a Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing (other than the audit to be done in connection with the increase of the advance rate referred to in the defined term, “Accounts Component”.

6.5 Inventory; Returns. Such Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between such Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. Such Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim with respect to Inventory involves more than Seven Hundred Fifty Thousand Dollars ($750,000).

6.6 Taxes. Such Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and such Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.7 Insurance.

(a) Such Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof. Such Borrower shall also maintain insurance relating to such Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, such Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.8 Accounts. Subject to the post-closing time frames set forth in Section 2.5, such Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank; provided that Borrowers shall be entitled to maintain depository, operating, and investment accounts with institutions other than Bank with respect to depository, operating and investment accounts located outside of the United States in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) (or equivalent) (the “Permitted Foreign Accounts”).

6.9 Financial Covenants. Borrowers, on a consolidated basis, shall maintain at all times the following:

(a) Minimum Revenue. Borrowers, on a consolidated basis, shall have quarterly subscription Revenue for the fiscal quarters ended September 30, 2017 and December 31, 2017, of at least $26,234,799 and $33,453,866, respectively, and for each fiscal quarter thereafter, of at least equal to 80% of the projected subscription Revenue for such fiscal quarter, as set forth in the forecast delivered pursuant to Section 6.3(d), measured as of the last day of each fiscal quarter.

(b) Minimum Cash at Bank. Borrowers, on a consolidated basis, shall maintain at all times an amount of unrestricted cash at the Bank equal to Seven Million Five Hundred Thousand Dollars ($7,500,000). Notwithstanding the foregoing, from and after the date that Borrowers achieve trailing 3-month EBITDA profitability, Borrowers shall maintain a minimum balance of Five Million Dollars ($5,000,000) in unrestricted cash at Bank; provided that if at any time thereafter, trailing 3-month EBITDA becomes negative, Borrowers shall be required to maintain an amount of unrestricted cash at the Bank equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) until such time as Borrowers’ trailing 3-month EBITDA returns to profitability, whereupon the minimum balance shall revert to Five Million Dollars ($5,000,000).

6.10 [Reserved.]

6.11 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement. Additionally, at Bank’s reasonable request, Borrowers shall provide to Bank an updated schedule of Borrowers’ owned applications or registrations of Patents, Trademarks or Copyrights.

7. NEGATIVE COVENANTS.

Neither Borrower will do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (iv) Transfers consisting of the sale or issuance of any stock of Borrower permitted under this Agreement; (v) Transfers consisting of Permitted Investments that are not prohibited by the terms of this Agreement; (vi) Transfers between Borrowers; and (vii) other Transfers in an amount to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by such Borrower and any business substantially similar or related thereto (or incidental thereto) and any other pet industry related business; or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, not to be unreasonably withheld, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Except for Permitted Investments, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or a material portion of the property of another Person, provided however, only advance written notice to the Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees and directors pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, in an aggregate amount of up to $500,000 in any fiscal year, (ii) Borrower may repurchase the stock of employees, officers and directors with the net cash proceeds received from any sale or issuance of equity interests by Barkbox, (iii) dividends payable solely in capital stock shall not be prohibited, (iv) any Subsidiary of Barkbox may pay or make such payments to a Borrower, and (v) the payment of cash in lieu of fractional shares upon the exercise or conversion of any warrant, option or other convertible security shall not be prohibited.

7.7 Investments. Other than Permitted Investments, (i) directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do; (ii) except for the Permitted Foreign Accounts, maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or (iii) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for (i) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person or (ii) transactions among or between Borrowers that are not otherwise prohibited under the terms of this Agreement.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt in a manner that is adverse to the interests of Bank.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a value in excess of Five Hundred Thousand Dollars ($500,000), with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided, however, that the foregoing requirements (a) and (b) of this Section 7.10 shall not apply to Inventory held or sold under consignment or similar arrangement if (i) Borrower provides Bank notice of such consignment sale or similar arrangement and (ii) Bank elects in its sole but reasonable discretion to waive such requirements (a) and (b). Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement or as permitted under this Section 7.10.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act, fail to comply with the Health Insurance Portability and Accountability Act of 1996 or any regulations issued thereunder, or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 [Reserved.]

7.13 Compliance with Anti-Terrorism Laws. Bank notifies each Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies such Borrower and each of its Subsidiaries and their principals, which information includes the name and address of each Borrower and each of its Subsidiaries and their principals and such other information that will allow Bank to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of their respective Subsidiaries shall, nor shall either Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall immediately notify Bank if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall either Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. If a Borrower fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by a Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Subordinated Debt. A default or breach occurs under any agreement between a Borrower or any of its Subsidiaries and any creditor of a Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of a Borrower under this Agreement or under any other agreement between a Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrowers grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrowers grant Bank a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, a Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as a Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement and the Loan Documents shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Borrower Liability. Either Borrower may, acting singly, request Credit Extension. Borrower appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions. Each Borrower shall be jointly and severally obligated to repay all Credit Extensions, regardless of which Borrower actually receives those Credit Extensions, as if such Borrower directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting such Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9.8 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which such Borrower may in any way be liable.

10. NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or a Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to a Borrower:	c/o BARKBOX, INC.
221 Canal Street, 4th Floor
New York, NY 10013
Attn: John Toth, Chief Financial Officer
EMAIL: john@barkbox.com

If to Bank:	WESTERN ALLIANCE BANK, an Arizona corporation
55 Almaden Blvd.
San Jose, CA 95113
Attn: Note Department

EMAIL: notedepartment@bridgebank.com

and

WESTERN ALLIANCE BANK, an Arizona corporation
201 Spear Street, 17th Floor
San Francisco, CA 94105
Attn: Greg Dietrick, Senior Vice President
EMAIL: greg.dietrick@bridgebank.com
Phone: (415) 230-5692

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. JUDICIAL REFERENCE PROVISION.

12.1 In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where venue is appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to a Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided however that, Bank shall not effectuate any of the foregoing if such action would result in Western Alliance Bank (or its Affiliates) no longer acting as “Bank” hereunder without the prior written consent of Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, no consent of Borrowers shall be required for any of the foregoing actions if such action occurs following an Event of Default, or is in connection with the sale or disposition of Bank or all or a portion of Bank’s loan portfolio, or any merger, acquisition or corporate reorganization affecting Bank.

13.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to a Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions who have agreed to maintain the confidentiality of such information in accordance with the standards applicable to Bank under this Section 13.8, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information

13.9 NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BARKBOX, INC.

By:	/s/ Matt Meeker
Name: Matt Meeker
Title: CEO

BARKRETAIL, LLC

By:	/s/ Matt Meeker
Name: Matt Meeker
Title: CEO, Barkbox, Inc., sole member of BarkRetail, LLC

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:	/s/ Greg Dietrick
Name: Greg Dietrick
Title: Senior Vice President

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

EXHIBIT A

DEBTOR:	BARKBOX, INC. and BARKRETAIL, LLC

SECURED PARTY:	WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of a Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims identified in a schedule to the Loan and Security Agreement between Debtor and Secured Party, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”), (ii) the Permitted Foreign Accounts, (iii) more than 65% of the securities of any Subsidiary not incorporated under the laws of any State of the United States or the District of Columbia or the equity interests therein, (iv) any lease, license, contract or other agreement of a Debtor if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by the Loan Documents is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Debtor’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), other than to the extent (x) such prohibition or limitation is rendered ineffective pursuant to the Code or other applicable law or principles of equity or (y) such prohibition or limitation or the requirement for any consent contained in such lease, license, contract or other agreement or applicable Law is eliminated or terminated to the extent sufficient to permit any such item to become Collateral or such consent has been granted or waived or the requirement for such consent has been terminated, (v) government licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Bank may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the Code or other applicable law notwithstanding such prohibition (but excluding proceeds of any such governmental licenses), and (vi) the Cash Collateral Account.    Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.